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                                                                   Exhibit 99.1


Contacts:         Kevin Foley                Mark Wolters
                  MetLife                    Grand Bank
                  (212) 578-4132             (609) 514-3900

  METLIFE, INC. AND GRAND BANK, N.A. ANNOUNCE SIGNING OF DEFINITIVE AGREEMENT

New York, August 16, 2000 - As part of its previously announced objective to enter the retail banking market in early 2001, MetLife, Inc. (NYSE: MET) announced today that it has signed a definitive agreement to acquire Grand Bank, N.A. of Kingston, New Jersey. Terms of the agreement were not disclosed.

This acquisition is subject to the approval of federal banking regulators.

A nationally chartered bank, Grand Bank opened for business on February 23, 1999, and provides banking services to individuals and small businesses in the Princeton, New Jersey area. As of June 30, 2000, Grand Bank reported total assets of $80 million, deposits of $52 million and shareholder equity of $7.3 million.

"This agreement is an important step towards reaching our ultimate goal of being in the retail banking business," said Judy Weiss, Executive Vice President in charge of MetLife's newly created banking unit. "As we build this business, we will continue to explore opportunities that provide new services for our customers, including accounts for claims payouts, and create opportunities for many of our other operations."

Once the acquisition is completed, MetLife plans to rename the bank MetLife
Bank.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 11 countries.

                                     # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties including: changes in interest rates, declines in securities markets and the effect on sales of investment products and on our investment portfolio, competition, litigation, differences between actual claims experience and underwriting and reserving assumptions, downgrades in our or our affiliates' ratings and the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our S-1 registration statements.